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                                                                 Exhibit (a)(4)

               [On the Letterhead of Navigant Consulting, Inc.]

Dear ________________________:

   Navigant Consulting, Inc. (the "Company") is offering its employees shares of restricted stock in exchange for certain of their stock options, on the terms set forth in the enclosed documents. The primary purpose of this Exchange Offer is to make the Company's financial reporting more easily understandable by eliminating or reducing the effects of variable accounting treatment that are associated with these specific options. In addition, the Exchange Offer will enhance the flexibility of our Long-Term Incentive Plan (the "Plan") by increasing our capacity to issue additional stock options, restricted stock and other equity awards under the Plan.

   The enclosed Election to Exchange form includes a table identifying the options that you currently have that are eligible for this exchange. The options that are subject to variable accounting treatment and therefore eligible for this Exchange Offer generally are (1) the options that were granted to you on June 1, 2000 pursuant to the Company's first option exchange offer and (2) a portion of the options, if any, that were granted to you on September 1, 2000 pursuant to the Value Sharing Retention Program.

   The number of shares of restricted stock you will receive will be based on the number of shares subject to eligible options you exchange. With respect to eligible options granted on June 1, 2000, you will receive one share of restricted stock for every 1.5 shares of common stock subject to such options. With respect to eligible options granted on September 1, 2000, you will receive one share of restricted stock for every 1.3 shares of common stock subject to such options.

   The Exchange Offer is being made under the terms and subject to the conditions of the attached Offer to Exchange and Election to Exchange form. These documents contain detailed information about the program, including the vesting schedule for the restricted stock that you will receive and a detailed set of questions and answers. Please read the materials carefully because they contain important information about how you may participate in the program and the terms of the restricted stock that you will be eligible to receive if you decide to participate.

   The Exchange Offer is a voluntary program. We developed the exchange ratios and other terms and conditions of the Exchange Offer with the assistance of the our compensation consultants, Watson-Wyatt. However, we make no recommendation as to whether you should elect to exchange your options. Each employee must make his or her own decision. If you have any questions about the program, please call Phil Sidock at (312) 583-5703 or email him at psidock@navigantconsulting.com, call Julie Howard at (312) 573-5633 or email her at Julie_Howard@navigantconsulting.com or call Philip Steptoe at (312) 573-5603 or email him at psteptoe@navigantconsulting.com.

                                          Sincerely,

                                          /S/  WILLIAM M. GOODYEAR

                                          William M. Goodyear
                                          Chairman and Chief Executive Officer

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Offer to Exchange Options for Restricted Stock

Procedures

All Employees

  . Read through attached documents so you may make a decision on whether or not you will tender your Options.

Employees NOT Tendering Any Options for Restricted Stock

  .  You do not need to do anything. No form is required to be sent in.

Employees Choosing to Tender Options for Restricted Stock

   1. After reading all the enclosed documents, indicate on the Election to Exchange Form your election to tender.

   2. Sign and date the Election to Exchange Form.

   3. Determine whether you want to defer recognize ordinary income at the time of the Restricted Stock grant. If you decide to recognize income tax at the time of grant, you must complete and file the enclosed Section 83(b) election.

   4. Mail the Election to Exchange Form to us at 175 W. Jackson Street, Suite 500, Chicago, Illinois 60604, attention Phil Sidock. You may also fax the Election to Exchange Form to Phil Sidock at (312) 583-6898.

   5. All Forms must be RECEIVED by us before 5:00 P.M., central time, on October 31, 2002.

   6. An email acknowledging receipt of your Election to Exchange form will be sent within two business days of receipt by us.

   7. If you do not receive an acknowledgment of receipt, contact Phil Sidock at (312) 583-5703 or email him at psidock@navigantconsulting.com, call Julie Howard at (312) 573-5633 or email her at Julie_Howard@navigantconsulting.com or call Philip Steptoe at (312) 573-5603 or email him at psteptoe@navigantconsulting.com.

   8. Any changes you would like to make to your Election to Exchange form must be received by us prior to the established deadline.

   9. Any questions you have regarding the right to exchange can be directed to Phil Sidock at (312) 583-5703 or email him at psidock@navigantconsulting.com, call Julie Howard at (312) 573-5633 or email her at Julie_Howard@navigantconsulting.com or to Philip Steptoe at (312) 573-5603 or email him at psteptoe@navigantconsulting.com.

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